Exhibit 99.1

A123 Systems PR Contact: A123 Systems Dan Borgasano 617-972-3471 dborgasano@a123systems.com A123 Systems IR Contact: ICR Garo Toomajanian 617-972-3450 ir@a123systems.com

A123 Systems Announces Second Quarter 2012 Financial Results

Waltham, Mass.—August 8, 2012—A123 Systems (Nasdaq: AONE), a developer and manufacturer of advanced Nanophosphate® lithium iron phosphate batteries and systems, today announced financial results for the second quarter ended June 30, 2012.

“A123 reported second quarter revenue of $17 million as we balanced manufacturing new products for customers with producing prismatic packs for our ongoing field campaign,” said David Vieau, CEO of A123 Systems. “Since the end of the second quarter, we have also taken steps toward securing A123’s financial stability. We have signed a non-binding memorandum of understanding (MOU) with Wanxiang Group Corporation establishing the framework for a strategic agreement through which Wanxiang would invest up to $450 million in A123. Wanxiang is China’s largest automotive components manufacturer and one of China’s largest non-government-owned companies. Under the proposed terms of the strategic agreement outlined in the MOU, Wanxiang would provide A123 with up to $75 million in initial debt financing under a Senior Secured Bridge Facility, with an initial credit extension of $25 million and $50 million to be funded after the satisfaction of certain closing conditions, and, subsequently, upon satisfaction of certain closing conditions, purchase $200 million aggregate principal amount of A123’s Senior Secured Convertible Notes. The agreement would also include the potential for Wanxiang to invest up to an additional $175 million if it exercises the warrants that would be issued in connection with the Bridge Facility and the Convertible Notes for cash. We believe this proposed agreement would strengthen A123’s financial situation, enable us to continue building on the manufacturing and systems engineering capabilities we have established in Michigan and Massachusetts and help enhance our competitive position in the global marketplace, especially in China.”

“During the second quarter, we introduced our next-generation Nanophosphate EXT technology, which is designed to improve power capability at low temperatures and battery life at high temperatures, potentially reducing or eliminating the need for costly thermal management systems for telecommunications backup, micro hybrid vehicles and EVs, among other applications. We have already signed our first production customer for this technology, and expect to begin shipping products in the first half of 2013. In addition, we extended our position as the leading provider of lithium ion battery technology to the commercial vehicle market with an expanded relationship with one of our long-standing customers, BAE Systems. BAE has deployed our cylindrical cell-based packs on nearly 3,000 hybrid buses worldwide. Under a new agreement A123 will supply lithium ion battery packs based on our prismatic cells for BAE’s HybriDrive propulsion system for use in city transit buses and other commercial vehicle applications.  We also made progress in our grid business with a new contract with Ray Power Systems, a Chinese company focused on developing the frequency regulation market. Ray Power expects to deploy an A123 grid energy storage system to showcase energy storage as a valuable resource for meeting China’s growing frequency regulation demand.”

Financial Highlights

Revenue: Total revenue for the second quarter of 2012 was $17.0 million, a decrease of 53% from $36.4 million in the second quarter of 2011.  Within total revenue, product revenue was $11.5 million, a 61% decrease from $29.6 million in the second quarter of 2011, and services revenue was $5.5 million, a decrease of 19% from $6.8 million in the second quarter of 2011.

Gross Profit/(Loss):  Gross loss was ($29.2) million in the second quarter of 2012, compared to a gross loss of ($17.5) million in the second quarter of 2011. Included in the second quarter of 2012 gross loss is a ($3.3) million non-cash asset impairment charge related to the Korea facility shutdown.

Net Income/(Loss): Net loss was ($82.9) million, or ($0.56) per common share, based on 147.0 million weighted average common shares outstanding in the second quarter of 2012.  This compared to a net loss of ($55.4) million in the second quarter of 2011, or ($0.44) per common share, based on 124.5 million weighted average common shares outstanding.  The second quarter of 2012 net loss included a ($8.4) million non-cash charge related to the change in fair value of warrants and embedded derivatives that the Company issued in January and May of 2012, as well as a ($2.9) million non-cash charge related to an additional write down of our investment in Fisker Automotive.

Adjusted EBITDA:  Adjusted EBITDA, a non-GAAP financial measure, was a loss of ($52.4) million in the second quarter of 2012, compared to a loss of ($41.1) million in the second quarter of 2011.

A reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included at the end of this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Cash: A123 Systems had cash and cash equivalents of $47.7 million as of June 30, 2012. This balance does not reflect $6.8 million in net proceeds from the Company’s registered direct offering of common stock and warrants announced on July 6, 2012, $30.0 million from the Company’s 6.00% senior convertible notes offering that was restricted as of June 30, 2012, or the bridge facility, and convertible notes and warrants offering announced today. Cash and cash equivalents were $113.1 million as of March 31, 2012.

Other Second Quarter and Recent Business Highlights

Product Revenue Mix: During the second quarter of 2012, transportation revenue was $7.0 million and commercial revenue was $4.5 million.  This compares to transportation revenue of $24.4 million and commercial revenue of $5.2 million in the second quarter of 2011. Revenue from the electric grid market was not material in the second quarter of 2012 or the second quarter of 2011.

Product Shipments: During the second quarter of 2012, product shipments were 16.3 million watt hours compared to 42.6 million watt hours in the second quarter of 2011.

Financial and Business Metric Summary

($ millions, except margins)	2Q11	1Q12	2Q12
Revenue:	$36.4	$10.9	$17.0
Gross Profit/(Loss):	$(17.5)	$(90.8)	$(29.2)
Gross Margin:	-48.2%	-834%	-171.7%
Net Income/(Loss):	$(55.4)	$(125.0)	$(82.9)
Adjusted EBITDA:	$(41.1)	$(120.0)	$(52.4)
Cash and Equivalents:	$294.9	$113.1	$47.7
Product Revenue Mix:
Transportation	$24.4	$4.5	$7.0
Grid	NM	NM	NM
Commercial	$5.2	$2.8	$4.5
Product shipments:	42.6 MWh	10.0 MWh	16.3 MWh

Non-GAAP Financial Measures

This press release contains a non-GAAP financial measure under the rules of the U.S. Securities and Exchange Commission for adjusted EBITDA. This non-GAAP information supplements and is not intended to represent a measure of performance in accordance with disclosures required by generally accepted accounting principles. Non-GAAP financial measures are used internally to manage the business, such as in establishing an annual operating budget. Non-GAAP financial measures are used by A123 Systems management in its operating and financial decision-making because management believes these measures reflect ongoing business in a manner that allows meaningful period-to-period comparisons. Accordingly, A123 Systems believes it is useful for investors and others to review both GAAP and non-GAAP measures in order to (a) understand and evaluate current operating performance and future prospects in the same manner as management does and (b) compare in a consistent manner the company’s current financial results with past financial results. The primary limitations associated with the use of non-GAAP financial measures are that these measures may not be directly comparable to the amounts reported by other companies and they do not include all items of income and expense that affect operations. A123 Systems management compensates for these limitations by considering the company’s financial results and outlook as determined in accordance with GAAP and by providing a detailed reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures in the tables attached to this press release.

A123 Systems defines “Adjusted EBITDA” as operating loss plus depreciation and amortization of tangible and intangible assets, which includes impairment charges, and stock-based compensation expense.

Conference Call Information

What:	A123 Systems’ second quarter 2012 financial results conference call
When:	Wednesday, August 8, 2012
Time:	8:00 a.m. ET
Webcast:	http://ir.a123systems.com/ (live and replay)
Live Call:	(877) 266-0479, domestic
(678) 894-3048, international
Replay:	(855) 859-2056, domestic
(404) 537-3406, international

Live and replay conference ID code: 18144497

The recording will be archived on A123 Systems’ Web site for a period of 90 days.

About A123 Systems

A123 Systems, Inc. (Nasdaq: AONE) is a leading developer and manufacturer of advanced lithium-ion batteries and energy storage systems for transportation, electric grid and commercial applications. The company’s proprietary Nanophosphate® technology is built on novel nanoscale materials initially developed at the Massachusetts Institute of Technology and is designed to deliver high power and energy density, increased safety and extended life. A123 leverages breakthrough technology, high-quality manufacturing and expert systems integration capabilities to deliver innovative solutions that enable customers to bring next-generation products to market. For additional information please visit www.a123systems.com.

Safe Harbor Disclosure

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other factors, including statements with respect to the expected timing and benefits of Wanxiang’s strategic investment in A123, including improvements to A123’s financial stability and ability to expand its capabilities, the negotiation and execution of definitive documentation relating to the financings, the satisfaction of conditions to closing of each of the financings and the closing of these financings, the anticipated features, performance characteristics, capabilities, benefits, technical advantages and commercial availability of Nanophosphate EXT and the demand for A123’s grid products in China. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: failure to obtain required stockholder and government approvals and other conditions precedent to the Wanxiang transaction, delays in the development of A123’s products, delays in the scale-up, revalidation and increased efficiency of A123’s manufacturing capacity, delays in A123’s production ramp, adverse economic conditions in general and adverse economic conditions specifically affecting the markets in which A123 and its partners and customers operate, and other risks detailed in A123 Systems’ quarterly report on Form 10-Q for the quarter ended March 31, 2012 and other publicly available filings with the Securities and Exchange Commission. All forward-looking statements reflect A123’s expectations only as of the date of this release and should not be relied upon as reflecting A123’s views, expectations or beliefs at any date subsequent to the date of this release.

A123 Systems, Inc.

Unaudited, Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2012	2011	2012
Revenue:
Product	$29,564	$11,487	$45,022	$18,787
Services	6,789	5,498	9,428	9,087
Total revenue	36,353	16,985	54,450	27,874
Cost of revenue:
Product	48,818	42,908	79,914	139,972
Services	5,066	3,247	7,544	7,890
Total cost of revenue	53,884	46,155	87,458	147,862
Gross loss	(17,531)	(29,170)	(33,008)	(119,988)
Operating expenses:
Research, development and engineering	17,434	21,383	37,793	44,964
Sales and marketing	5,070	4,185	9,152	8,605
General and administrative	9,399	11,415	18,510	23,279
Production start-up	3,497	—	8,118	—
Total operating expenses	35,400	36,983	73,573	76,848
Operating loss	(52,931)	(66,153)	(106,581)	(196,836)
Other income (expense):
Interest expense, net	(2,105)	(4,761)	(2,746)	(6,952)
Gain (loss) on foreign exchange	77	(146)	79	(46)
Gain (loss) on change in fair value of derivative liabilities	—	(8,374)	—	181
Impairment of long-term investment	—	(2,930)	—	(2,930)
Other (expense) income, net	(353)	(338)	673	(795)
Total other expense, net	(2,381)	(16,549)	(1,994)	(10,542)
Loss from operations, before tax	(55,312)	(82,702)	(108,575)	(207,378)
Provision for income taxes	78	188	488	550
Net loss	(55,390)	(82,890)	(109,063)	(207,928)
Less: net loss attributable to the noncontrolling interest	—	—	27	—
Net loss attributable to A123 Systems, Inc.	$(55,390)	$(82,890)	$(109,036)	$(207,928)
Net loss per share attributable to A123 Systems, Inc. - basic and diluted:	$(0.44)	$(0.56)	$(0.95)	$(1.43)
Weighted average number of common shares outstanding - basic and diluted	124,513	146,989	115,066	145,205

A123 Systems, Inc.

Unaudited, Condensed, Consolidated Balance Sheets

(in thousands)

	December 31,	June 30,
	2011	2012
ASSETS
Current assets:
Cash and cash equivalents	$186,893	$47,670
Restricted cash and cash equivalents	668	40,758
Accounts receivable, net	47,200	25,998
Inventory	103,394	96,304
Deferred cost	6,256	6,515
Prepaid expenses and other current assets	8,011	11,134
Total current assets	352,422	228,379
Property, plant and equipment, net	145,203	138,620
Goodwill	9,581	9,581
Long-term grants receivable	101,054	101,554
Deposits and other assets	5,745	8,669
Investments	11,897	8,162
Total assets	$625,902	$494,965

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving credit lines	$38,094	$—
Current portion of long-term debt	2,069	34,866
Current portion of capital lease obligations	1,740	1,537
Accounts payable	27,220	23,422
Accrued expenses	31,910	73,470
Other current liabilities	8,329	9,329
Deferred revenue	9,577	15,073
Deferred rent	181	181
Total current liabilities	119,120	157,878
Long-term debt, net of current portion	142,755	146,715
Capital lease obligations, net of current portion	17,336	16,598
Deferred revenue, net of current portion	35,303	34,499
Deferred rent, net of current portion	1,203	1,112
Warrant derivative liability	—	18,650
Other long-term liabilities	13,820	12,548
Total liabilities	329,537	388,000
Commitments and contingencies
Stockholders’ equity:
Common stock	134	147
Additional paid-in capital	946,506	965,021
Accumulated deficit	(648,958)	(856,886)
Accumulated other comprehensive loss	(1,317)	(1,317)
Total stockholders’ equity	296,365	106,965
Total liabilities and stockholders’ equity	$625,902	$494,965

A123 Systems, Inc.

Unaudited Earnings Before Interest, Tax, Depreciation, Amortization and Stock-Based Compensation (“Adjusted EBITDA”)

(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2012	2011	2012

Operating loss	$(52,931)	$(66,153)	$(106,581)	$(196,836)

EBITDA adjustments
Stock-based compensation	3,422	3,342	6,721	7,052
Depreciation and amortization (1)	8,419	10,376	13,342	17,375
Adjusted EBITDA	$(41,090)	$(52,435)	$(86,518)	$(172,409)

(1) Depreciation and amortization includes impairment charges recorded during the period

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